As filed with the Securities and Exchange Commission on December 8, 2006

                                                 Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     -------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                     -------

                          LIFE SCIENCES RESEARCH, INC.
             (Exact name of Registrant as specified in its charter)

           Maryland                                52-2340150
----------------------------------      ----------------------------------------
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                                 P. O. Box 2360,
                  Mettlers Road, East Millstone, NJ 08875-2360
                -------------------------------------------------
          (Address of principal executive offices, including zip code)

                                                      -------

             LIFE SCIENCES RESEARCH, INC. 2001 EQUITY INCENTIVE PLAN
                 REGISTRATION OF 183,226 SHARES OF COMMON STOCK
                        PREVIOUSLY ISSUED AS COMPENSATION
                            (Full Title of the Plan)
                                     -------

                                  Mark L. Bibi
                          General Counsel and Secretary
                          Life Sciences Research, Inc.
             P. O. Box 2360, Mettlers Road, East Millstone, NJ 08875
            -------------------------------------------------------
                     (Name and address of agent for service)

                                 (732) 649-9961
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee


                               Proposed Maximum
 Title of Securities to be      Amount to be       Offering Price Per     Proposed Aggregate         Amount of
         Registered            Registered (1)        Share (2) (3)          Offering Price       Registration Fee
         ----------             -------------         -----------          --------------       ----------------

Voting Common Stock, par           933,226               $9.50                $8,865,647              $948.62
value $.01 per share


(1) Consists of 750,000 shares of Voting Common Stock (the "Common Stock") reserved for issuance to employees, directors and independent contractors of Life Sciences Research, Inc. (the "Company") pursuant to the Life Sciences Research, Inc. 2001 Equity Incentive Plan (the "Plan") and 183,226 shares of Common Stock previously issued as compensation to the Company's employees. In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable pursuant to the exercise of options and/or awards granted or to be granted under the Plan to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock.

(2)     Estimated solely for the purpose of computing the registration fee.

(3) Calculated pursuant to Rule 457 (c) and (h). Accordingly, the price per share of Common Stock offered hereunder pursuant to the Plan is based upon (i) 750,000 shares of Common Stock reserved for issuance under the Plan, at a price of $9.50, which is the average of the highest and lowest price per share of Common Stock on the Other OTC Market (trading symbol: LSRI) on December 6, 2006, (ii) 100,000 shares of Common Stock previously issued under the Plan on December 6, 2006 at a price of $9.50, the average of the highest and lowest price per share of the Common Stock on the date of issuance, December 6, 2006 and (iii) 83,226 shares of Common Stock previously issued under the Plan on April 10, 2006 at a price of $9.20, the closing market price of the Common Stock on the Other OTC Market on April 10, 2006.



                                EXPLANATORY NOTE


         This Registration Statement is filed pursuant General Instruction E to Form S-8 under the Securities Act of 1933, as amended, with respect to 933,226 additional shares of the Registrant's Common Stock that may be or have been issued pursuant to the Registrant's 2001 Equity Incentive Plan and to be registered hereby, which obligations are in addition to the 2,200,000 shares already registered on the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 4, 2003 (file number 333-110925), the contents of which are incorporated herein by reference.

This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus relates to (i) up to 750,000 shares of Common Stock under the Plan and (ii) 183,226 shares that have been previously issued to employees as compensation. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock under the Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.       Plan Information

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.      Registrant Information and Employee Plan Annual Information

     The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Life Sciences Research, Inc., P.O. Box 2360, Mettlers Road, East Millstone, NJ 8875, Attn: Corporate Secretary.

         The resale prospectus referred to above follows this page.

                                   PROSPECTUS

                          LIFE SCIENCES RESEARCH, INC.
                         933,226 SHARES OF COMMON STOCK
                           (par value $0.01 per share)

         This prospectus relates to up to 933,226 shares (the "Shares") of voting common stock, par value $0.01 per share (the "Common Stock"), of Life Sciences Research, Inc., a Maryland corporation (the "Company" or "LSR") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under (i) 750,000 shares reserved for issuance under the 2001 Equity Incentive Plan (referred to herein as the "Plan") and (ii) 183,226 Shares of Common Stock previously issued to various employees as compensation.

         The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution". All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

         Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as its principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

         Our Common Stock is quoted on the Other OTC Market under the symbol "LSRI". On December 6, 2006, the average of the high and low closing price of our Common Stock was $9.50 per share and the closing market price was $9.20 per share.

         See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 8, 2006.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "the Company", "LSR", "we" or "us" refer to Life Sciences Research, Inc.


                                TABLE OF CONTENTS

                                                             Page

         Risk Factors                                         5
         Forward-Looking Statements                           9
         Incorporation of Certain Documents by Reference      10
         Description of Business                              10
         Use of Proceeds                                      13
         Selling Stockholders                                 13
         Description of Securities                            14
         Plan of Distribution                                 15
         Where You Can Find More Information                  17
         Interests of Named Experts and Counsel               17


                                  RISK FACTORS


This section discusses various risk factors that are attendant to the Company's business and the provision of its services. If the events outlined below were to occur individually or in the aggregate, the Company's business, results of operations, financial condition, and cash flows could be materially adversely affected.

Changes in government regulation or in practices relating to the pharmaceutical industry could decrease the need for the services the Company provides

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development process. The Company's business involves helping pharmaceutical and biotechnology companies navigate the regulatory drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that the Company has difficulty satisfying or that make its services less competitive, could eliminate or substantially reduce the demand for the Company's services. Also, if government were to introduce measures to contain drug costs or pharmaceutical and biotechnology company profits from new drugs, the Company's customers may spend less, or reduce their growth in spending on research and development.

Failure to comply with applicable governmental regulations could harm the Company's business

As a company in the contract research industry, the Company is subject to a variety of governmental regulations, both in the US and the UK, relating to animal welfare and the conduct of its business. Failure by it to comply with such laws and regulations could result in material liabilities, the suspension of licenses or a material adverse effect on its business or financial condition. In addition, these laws and regulations could significantly restrict the Company's ability to expand its facilities or require it to acquire costly equipment or incur other material costs to comply with regulations.

The Company depends on the pharmaceutical and biotechnology industries

The Company's revenues depend greatly on the expenditures made by the pharmaceutical and biotechnology industries in research and development. Accordingly, economic factors and industry trends that affect the Company's clients in these industries also affect its business. For example, if health insurers were to change their practices with respect to reimbursements for pharmaceutical products, the Company's customers may spend less, or reduce their growth in spending on research and development.

Pharmaceutical industry consolidation may negatively impact revenues

The process of consolidation within the pharmaceutical industry should accelerate the move towards outsourcing work to contract research organizations such as the Company in the longer term as resources are increasingly invested in in-house facilities for discovery and lead optimization, rather than development and regulatory safety evaluation. However, in the short term, there is a negative impact with development pipelines being rationalized and a focus on integration rather than development. This can have a material adverse impact on the Company's net revenues and net income.

The Company competes in a highly competitive market

Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies, who perform their own safety assessments, to contract research organizations like the Company who provide a full range of services to the industries and niche suppliers focusing on specific services or industries.

Providers of outsourced drug development services compete on the basis of many factors, including the following:

-      reputation for on-time quality performance;
-      expertise, experience and stability;
-      scope of service offerings;
-      how well services are integrated;
-      strength in various geographic markets;
-      technological expertise and efficient drug development processes; and
- ability to acquire, process, analyze and report data in a time-saving, accurate manner.

The Company has traditionally competed effectively in the above areas, but there can be no assurance that it will be able to continue to do so. If the Company fails to compete successfully, its business could be seriously harmed.

The Company may not be able to successfully develop and market or acquire new services

The Company may seek to develop and market new services that complement or expand its existing business or expand its service offerings through acquisition. If the Company is unable to develop new services and/or create demand for those newly developed services, or expand its service offerings through acquisition, its future business, results of operations, financial condition, and cash flows could be adversely affected.

The Company may expand its business through acquisitions

The Company may expand its business through acquisitions. Factors which may affect its ability to grow successfully through acquisitions include:

o difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

o    diversion of management's attention from current operations;

o the possibility that the Company may be adversely affected by risk factors facing the acquired companies;

o acquisitions could be dilutive to earnings, or in the event of acquisitions made though the issuance of the Company's common stock to the shareholders of the acquired company, dilutive to the percentage of ownership of the Company's existing stockholders;

o potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification the Company may obtain from the seller;

o risks of not being able to overcome differences in foreign business practices, language and other cultural barriers in connection with the acquisition of foreign companies; and

o    loss of key employees of the acquired companies.

The Company's non-US locations account for a majority of its revenues, making the Company exposed to risks associated with operating internationally

Approximately 80% of the Company's revenues are generated by its facilities outside the United States. As a result of these foreign sales and facilities, the Company's operations are subject to a variety of risks unique to international operations, including the following:

o adverse changes in value of foreign currencies against the US dollar in which results are reported;

o    import and export duties and value-added taxes;

o import and export regulation changes that could erode profit margins or restrict exports;

o    potential restrictions on the transfer of funds; and

o    the burden and cost of complying with foreign laws.

The Company is exposed to exchange rate fluctuations and exchange controls

The Company's $70 million non-bank loan obtained in March 2006 is denominated in US dollars whereas the Company's functional currency is the UK pound sterling, which results in the Company recording other income/loss associated with the debt as a function of relative changes in foreign exchange rates.

The Company operates on a world-wide basis and generally invoices its clients in the currency of the country in which it operates. Thus, for the most part, exposure to exchange rate fluctuations is limited as sales are denominated in the same currency as costs. Trading exposures to currency fluctuations do occur as a result of certain sales contracts, performed in the UK for US clients, which are denominated in US dollars and contribute approximately 6% of total revenues. Management has decided not to hedge against this exposure.

As the Company operates on an international basis, movements in exchange rates, particularly against sterling, can have a significant impact on its price competitiveness vis a vis competitors who trade in currencies other than sterling or dollars.

The Company's quarterly operating results may vary

The Company's operating results may vary significantly from quarter to quarter and are influenced by factors over which it has little control such as:

o      exchange rate fluctuations;
o      the commencement, completion or cancellation of large contracts;
o      the progress of ongoing contracts;
o      changes in the mix of its services.

Management believes that operating results for any particular quarter are not necessarily a meaningful indication of future results. While fluctuations in the Company's quarterly operating results could negatively or positively affect the market price of its common stock, these fluctuations may not be related to the Company's future overall operating performance.

The Company's contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect the Company's revenue and profitability.

In general, the Company's clients may terminate the agreements that they enter into with the Company or reduce the scope of services under these contracts upon little or no notice. Contracts may be terminated for various reasons, including:

-    unexpected or undesired study results;

-    production problems resulting in shortages of the drug being tested;

-    adverse reactions to the drug being tested;

-    regulatory  restrictions  placed on the drug or compound being tested; or

-    the client's decision to forego or terminate a particular study

Because most of the Company's pre-clinical revenues are from fixed price contracts, these contracts may be subject to under-pricing and cost overruns

The majority of the Company's contracts with its clients are fixed price contracts creating the risk of cost overruns under these contracts. The Company typically has some flexibility under these contracts to adjust the price to be charged under these contracts if it is asked to provide additional services. If the Company did have to bear significant costs of under-pricing or cost-overruns under these contracts, its business, financial condition and operating results could be adversely affected.

The Company depends on its senior management team, and the loss of any member may adversely affect its business

The Company believes its success will depend on the continued employment of its senior management team, especially Andrew Baker (Chairman and CEO) and Brian Cass (President and Managing Director). If one or more members of the senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and the Company's business could be harmed. If any of the Company's key employees were to join a competitor or to form a competing company, some of the Company's clients might choose to use the services of that competitor or new company instead of the Company. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of the Company's senior management or key employees. The loss of one or more of these key employees could adversely affect the Company's business.

The Company must recruit and retain qualified personnel

Because of the specialized scientific nature of the Company's business, it is highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, although traditionally the Company has experienced a relatively low turnover in its staff, in the future it may not be able to attract and retain the qualified personnel necessary for the conduct and further development of its business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on the Company's ability to expand its businesses and remain competitive in the industries in which it participates.

Reliance on transportation

The Company's central laboratories operation, and to a lesser extent, its other businesses, are heavily reliant on transport for the movement of clinical trial kits and other material and a significant disruption to the transport systems could have a material adverse effect on the Company's business.

The Company relies on third parties for important services

The Company depends on third parties to provide it with services critical to its business. The failure of any of these third parties to adequately provide the needed services could have a material adverse effect on the Company's business.

Actions of animal rights extremists may affect the Company's business

The Company's development services utilize animals (predominantly rodents) to test the safety and efficacy of drugs. Such activities are required for the development of new medicines and medical devices under regulatory regimes in the United States, Europe, Japan and other countries. The Company is targeted by extreme animal rights activists who oppose all testing on animals, for whatever purpose, including the Company's animal testing activities in support of its safety and efficacy testing for clients. These groups, which include Stop Huntingdon Animal Cruelty (SHAC), Win Animal Rights (WAR), Hugs for Puppies and the Animal Liberation Front (ALF), among others, have publicly stated that the goal of their campaign is to "shut Huntingdon". Acts of vandalism and other acts by these animal rights extremists who object to the use of animals in drug development could have a material adverse effect on the Company's business.

Animal rights extremists have targeted, and may continue to target, the US financial community that trades LSR Common Stock, which has caused and may continue to cause illiquidity and a lower market price of the Common Stock.

The animal rights extremists have in the past harassed the financial community that trades in LSR shares, including market makers, stockbrokers and stock exchanges. As a result, LSR has had difficulty identifying market makers to make a market in the Common Stock, which has greatly reduced liquidity in those shares. The liquidity and market price of the shares of Common Stock could be adversely affected in the future by such actions. Moreover, the Common Stock currently trades on the Other OTC Market and has experienced periods of illiquidity and price volatility.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including information about or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate", "project", "intend", "believe", "expect", "hope" and similar expressions are intended to identify forward-looking statements. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any or all of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based upon actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, readers should consult those contained in the Company's public SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. We have no obligation to update publicly or revise any of these forward-looking statements.

         These and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties set forth in the section headed "Risk Factors" of this prospectus. The Company cannot guarantee its future performance.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "SEC" or the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above, including, but not limited to, the Company's quarterly reports on Form 10-Q through the fiscal quarter ended September 30, 2006 and the Current Report on Form 8-K dated December 8, 2006.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

DESCRIPTION OF BUSINESS

The Company provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals, which are essential components of our clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world.

The Company's aim is to develop its business within these markets, principally in the pharmaceutical sector, and through organic growth. In doing so, the Company expects to benefit from strong drug pipelines in the pharmaceutical industry and a growing trend towards greater outsourcing as clients focus more internal resources on research and increasingly look to variabilize their development costs.

The Company's sales and marketing functions are specifically focused on two main groups, pharmaceutical and non-pharmaceutical customers. As much of the research activity conducted for these two customer groups is similar, the Company believes it is appropriate, operationally, to view this as one business.

Pharmaceuticals and Biopharmaceuticals

The pharmaceutical research and development pathway is shown below:
[GRAPHIC OMITTED]

Drug Discovery                  Drug Development                        Marketing
                                  Non-Clinical
                                                                Clinical
                                                                --------
Chemical Synthesis      Pre-Clinical    Phase I         Phase II          Phase III              Phase IV
                        Toxicology      Safety          Efficacy        Long Term Efficacy      Post marketing
                        Pharmacology                                                             surveillance
                        Drug Metabolism
                        Pharmacokinetics
                                                         Long Term Safety Studies
                                                         Pharmaceutical stability studies


The Company performs non-clinical testing in support of the drug development process, primarily work outsourced from the bio-pharmaceutical industry. Over 80% of the Company's orders are derived from this pharmaceutical sector. Essentially all of this work is performed as a result of regulatory requirements that seek to minimize the risks associated with the ultimate testing and use of these compounds in humans.

Pre-clinical testing helps to evaluate both how the drug affects the body as well as how the body affects the drug. Utilizing advanced laboratory and toxicological evaluations, this work helps assess safe and appropriate dose regimens. Other non-clinical testing can focus on identifying and avoiding the longer-term cancer implications of exposure to the compound, or relating to the potential of possible reproductive implications, as well as assessing the stability of pharmaceuticals under a variety of storage conditions.

The Company views its non-clinical market as extending all the way beyond marketing authorization, although the core market extends to "proof of concept" in man (Phase 2A). Since 1999, the Company has had collaborative relationships with a number of Phase I clinical trial units and offers centralized clinical laboratory services in support of clinical trials. The Company's market is further extended beyond pre-clinical with analytical chemistry support for clinical trials, establishing the stability of pharmaceuticals under varied storage conditions and the batch testing of marketed pharmaceuticals for product release.

The Company has also actively pursued opportunities to extend its range of capabilities supporting late stage drug discovery, focused around in vitro and in vivo models for lead candidate drug characterization and optimization. This growing range of biological services is intended to position the Company to take advantage of the increasing demand for a greater understanding of the physical, chemical and biological properties of intended therapeutics prior to the commencement of pre-clinical and clinical testing.

The outsourced market for the late stage clinical trials (Phase 3 and beyond) is also relevant to the Company. While the Company does not preclude entering this market in the future, it has no plan to do so in the foreseeable future, as it is a very different business and one in which a number of major companies are already firmly established.

                                  Market Growth

It is estimated that the pharmaceutical industry annual research and development (R & D) spending is over $50 billion per year and is growing at around 10% per annum. Approximately 20% of this is devoted solely to pre-clinical testing and a further 10% to central laboratory services. The Company believes that approximately 20-25% of the pre-clinical market is outsourced and almost all the central laboratory market is outsourced which means that the Company is today competing in a market which exceeds $3 billion. It is widely believed that this market will continue to grow for the foreseeable future, both in absolute dollar amount and in the percentage of pre-clinical work that is outsourced.

The market for these services is growing, among other things, due to the following:

o New drug discovery is growing fueled by new technologies and strong profits. The information obtained from the Human Genome Project has led to the greater understanding of the pathways underlying the mechanism of disease. This has, in turn, led to a growth in the use and understanding of the `omics (genomics, proteomics, etc.) and increased focus on target receptor based discovery.

o Preclinical development services should experience the higher growth first, as they are at the front end to receive the anticipated wave of new drug candidates generated by advances in drug discovery technologies.

o The need to replace earnings from drugs coming off patent, and anticipated decreasing price flexibility in key markets, is driving an increase in the number of drugs being put into development.

o It is estimated there has been a 30% increase in the numbers of projects in pre-clinical development since 2000.

o There is also a growing trend towards the outsourcing of development work as clients focus more internal resource on discovery research in the search for new lead compounds.

o The biotechnology industry has become a significant source of business for the Company. The number of drugs produced by the biotechnology industry, which require US Food and Drug Administration (FDA) approval has grown substantially over the past decade. Many biotechnology companies have strategically chosen not to invest in asset intensive development and regulatory safety evaluation, but rather to outsource major areas of R & D and utilize CROs to perform these services. This frees them from the capital-intensive requirement to establish and staff their own in-house facilities and then the inefficient utilization of those capabilities due to their sporadic and varied demand.

o The process of consolidation within the pharmaceutical industry is also accelerating the move towards outsourcing. While there is some short-term negative impact from mergers, with development pipelines being rationalized and a focus on integration rather than development, longer-term resources are increasingly invested in in-house facilities for discovery and lead optimization rather than development and regulatory safety evaluation. The Company's own research, supported by comments from the major competitors in this space, suggest that none of the major global pharmaceutical companies are currently investing in significant new safety evaluation facilities. Undertaking development work and safety evaluation is the Company's core business.

As a result of these, amongst other factors, it is believed that the overall market for outsourced services is estimated to be growing at a rate at least equal to the growth of research and development expenditure by the pharmaceutical industry.

Non-Pharmaceuticals

The Company currently generates approximately 20% of its orders from safety and efficacy testing of compounds for the agrochemical, industrial chemical, and veterinary and food industries. During 2005 non-pharmaceutical revenues were approximately the same as the prior year and a declining percent of total revenues, which is predicted to continue. The work involved has many similarities and often uses many of the same facilities, equipment, and scientific disciplines to those employed in pre-clinical testing of pharmaceutical compounds.

The Company's business in these areas is again driven by governmental regulatory requirements. The Company's services address safety concerns surrounding a diverse range of products, spanning such areas as agricultural herbicides and other pesticides, medical devices, veterinary medicines, and specialty chemicals used in the manufacture of pharmaceutical intermediates, and manufactured foodstuffs and products. The Company believes it is a clear market leader in programs designed to assess the safety, environmental impact and efficacy of agricultural chemicals as well as in programs to take new specialty chemicals to market.

Market Growth

It is estimated that the worldwide market for outsourced contract research from non-pharmaceutical industries is approximately $300 million. The growth in the non-pharmaceutical business is driven both by the introduction of novel compounds, and by legislation concerning the safety and environmental impact of existing products.

The Company believes that this segment is likely to experience relatively low growth in the next few years, although a number of market segments included in this broad area of business have the potential for some growth in the future due to the following:

o Continued implementation of testing requirements for `high production volume' (HPV) chemical products in Europe and the US.

o Introduction of new legislation for the notification of new and existing chemicals that are in use within the European Union (REACH).

o Safety testing of specific formulations of crop protection products on a country-by-country basis within the European Union (91/414).

o More stringent regulations affecting compounds, which have the potential to adversely affect the environment, (e.g. biocides and endocrine disrupters).

o Growth in concerns over food safety, (e.g. additives and genetically modified foods, and the introduction of `nutraceuticals').

o    Developments of new markets such as China and the EU accession countries.


Safety testing in these industries is also more likely to be outsourced as, unlike the pharmaceutical industry, fewer companies have comprehensive internal laboratory facilities. While overall R & D is not growing, we believe that increased outsourcing could provide business opportunities in this market.

                                    Customers

The Company offers worldwide pre-clinical and non-clinical testing for biological safety evaluation research services to human and veterinary pharmaceutical, biotechnology, agrochemical, industrial chemical and food companies. In 2005 the Company received orders from companies ranging from the largest in their industries to small and start-up organizations. 37 clients placed over $1 million of orders with the Company and the ten largest clients accounted for approximately 44% of orders. No single client accounted for more than 10% of net revenues for 2005.

Backlog

The majority of the Company's net revenues are earned under contracts, which generally range in duration from a few months to three years. Revenue from these contracts is generally recognized over the term of the contract as services are rendered. The Company maintains an order backlog to track anticipated net revenues for work that has yet to be earned. Aggregate backlog at December 31, 2005 was $122 million compared to $119 million at December 31, 2004, which represents an increase of 7% exclusive of the impact of foreign exchange.

                                 USE OF PROCEEDS

The Company will not realize any proceeds from the sale of Common Stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

                              SELLING STOCKHOLDERS

This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to the Plan or have previously received Shares as compensation. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire Common Stock under the Plan may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their Common Stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person or we are making an admission that the named person is our "affiliate".

Each of the Selling Stockholders is an employee of the Company. The following table sets forth:

o the name and principal position or positions over the past three years with the Company of each Selling Stockholder;

o the number of share of Common Stock each Selling Stockholder beneficially owned as of December 6, 2006;

o the number of shares of Common Stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plan and/or being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and

o the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding beneficially owned by each Selling Stockholder.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is Life Sciences Research, Inc., P. O. Box 2360, Mettlers Road, East Millstone, NJ 08875.

                                                                     Number of
                                                                         Shares   Percentage
                                                                  Beneficially   Beneficially     Shares to be
    Name of Seller         Relationship to the Company                Owned (1)      Owned            Sold (2)
    --------------         ---------------------------                ---------      -----          ----------

    Andrew Baker           Chairman and CEO                           2,326,116      17.5%             131,493
    Brian Cass (3)         President and Managing Director              655,893      5.1%              131,493   (3)
    Richard Michaelson     CFO                                          388,542      3.0%               58,152
    Julian Griffiths (4)   Director of Operations                       113,936        -                53,936   (4)
    Mark Bibi              General Counsel & Secretary                  206,561      1.6%              158,152

1) Based on share ownership as of December 6, 2006 using 12,675,120 outstanding shares as of December 6, 2006. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

2)       Assumes the sale of all Shares being registered by this Prospectus.

3) 31,493 shares of Common stock being offered hereby by Mr. Cass are beneficially owned by and registered to the Brian Cass Pension Plan.

4) 3,936 shares of Common Stock being offered hereby by Mr. Griffiths are beneficially owned by and registered to the Julian Griffiths Pension Plan.

                            DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 50,000,000 shares of voting common stock, par value $.01 per share, of which 12,675,120 shares were outstanding as of December 6, 2006; 5,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding; and 5,000,000 shares of non-voting common stock, par value $.01 per share, none of which is outstanding. The following summary of the material matters relating to our Common Stock is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights, with the result that holders of more than 50% of the shares of Common Stock voted at the election of LSR directors can elect all of the directors. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities. The holders of our Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of our Common Stock are fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, or negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

o market transactions in accordance with the rules of the Other OTC Market or any other available markets or exchanges;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales entered into after the date of this prospectus;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of share sales could occur, could depress the market price of our Common Stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Other OTC Market or any other available market or exchanges.

The aggregate proceeds to the Selling Stockholder from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

Our Internet website is located at http://www.lsrinc.net. The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our Common Stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered by this prospectus will be passed by Mark L. Bibi, General Counsel and Secretary of LSR. Mr. Bibi has been granted 170,455 options under the Plan, including 100,000 options being registered herewith. In addition to these option shares, Mr. Bibi also owns 156,561 shares of the Company's common stock, including 58,152 shares being registered herewith.

                                RESALE PROSPECTUS

                          LIFE SCIENCES RESEARCH, INC.

Shares of Common Stock, par value $0.01 per share

December 8, 2006

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Corporation with the Securities and Exchange Commission (the "Commission"):

                  (1) the Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2005;

                  (2) the Company's Quarterly Reports on Form 10-Q filed with the Commission for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

                  (3) the Company's Current Report on Form 8-K dated December 8, 2006; and

                  (4) the description of the Common Stock of the Company set forth in the Registration Statement on Form 8-A, filed with the Commission on January 15, 2002, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     Mark Bibi is the General Counsel and Secretary of the Company. Mr. Bibi receives compensation from the Company (including stock options) in the ordinary course of business.

 Item 6.     Indemnification of Directors and Officers.

     The Articles of Amendment and Restatement of the Company provide for indemnification as follows:

         "Section 10.01. Limited Liability of Directors and Officers. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 10.01, nor the adoption or amendment of any other provision of these Articles of Amendment and Restatement or the Bylaws inconsistent with this Section 10.01, shall eliminate or reduce the effect of this Section 10.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 10.01 would accrue or arise, prior to such amendment or repeal.

                  Section 10.02. Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to,
         (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

         The By-Laws of the Corporation provide for indemnification as follows:

                  Section 9.01. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the MGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in compliance with the standard of conduct set forth in Section 405 (or any successor provision) of the MGCL and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in Section 9.02 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Upon the receipt of a written affirmation by the Director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification, the Corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition with any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED HOWEVER, that, if and to the extent the MGCL requires, the payment of such expenses incurred by a Director or officer in such person's capacity as a Director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article IX or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

                  Section 9.02. Right of Claimant to Bring Suit. If a claim under Section 9.01 is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the MGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  Section 9.03. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
         Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, these Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                  Section 9.04. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

                  Section 9.05. Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation each portion of any Section of this Article IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable."

Item 7.    Exemption from Registration Claimed.

           None.

Item 8.    Exhibits.

           (a) Exhibits.

     The following documents are filed as a part of this Registration Statement.

4.1  Articles  of  Amendment  and  Restatement  of the  Corporation  adopted  on
     November  7,  2001.   INCORPORATED   BY  REFERENCE  TO  THE   CORPORATION'S
     REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

4.2 Bylaws of the Corporation. INCORPORATED BY REFERENCE TO THE CORPORATION'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

4.3  Life Sciences  Research,  Inc. 2001 Equity Incentive Plan.  INCORPORATED BY
     REFERENCE  TO  THE  CORPORATION'S   REGISTRATION  STATEMENT  ON  FORM  S-4,
     REGISTRATION NUMBER 333-71408.

5.1* Opinion and consent of Mark Bibi, General Counsel of the Corporation.

23.2* Consent of Hugh Scott, P.C.

24.1 Power of Attorney (included in the signature page of this Registration Statement).

---------
*   Filed herewith.


Item 9.   Undertakings.

         A. The undersigned Corporation hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Millstone, New Jersey, on December 8, 2006.

                                            LIFE SCIENCES RESEARCH, INC.

                                            By:      /s/  Andrew H. Baker
                                               --------------------------------
                                            Andrew H. Baker
                                            Chairman and Chief Executive Officer
                                            (Principal Executive Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Andrew H. Baker or Richard Michaelson and either of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates included:

Signature                                                    Capacity

/s/ Andrew H. Baker        Chairman of the Board and Chief Executive Officer
    ---------------
     Andrew H. Baker       (Principal Executive Officer)

/s/ Richard Michaelson     Chief Financial Officer and Secretary
     Richard Michaelson    (Principal Financial Officer and Principal Accounting
                            Officer)

/s/ Gabor Balthazar        Director
     Gabor Balthazar

/s/ Brian Cass             Director
     Brian Cass

/s/ Afonso Junqueiras      Director
     Afonso Junqueiras

/s/ Yaya Sesay             Director
     Yaya Sesay

                                INDEX TO EXHIBITS


4.1  Articles  of  Amendment  and  Restatement  of the  Corporation  adopted  on
     November  7,  2001.   INCORPORATED   BY  REFERENCE  TO  THE   CORPORATION'S
     REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

4.2 Bylaws of the Corporation. INCORPORATED BY REFERENCE TO THE CORPORATION'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

4.3  Life Sciences  Research,  Inc. 2001 Equity Incentive Plan.  INCORPORATED BY
     REFERENCE  TO  THE  CORPORATION'S   REGISTRATION  STATEMENT  ON  FORM  S-4,
     REGISTRATION NUMBER 333-71408.

5.1* Opinion and consent of Mark Bibi, General Counsel of the Corporation.

23.2* Consent of Hugh Scott, P.C.

24.1 Power of Attorney (included in the signature page of this Registration Statement)

_________

*   Filed herewith.